EXHIBIT 99.1

PREMIERWEST BANCORP ANNOUNCES COMMON STOCK OFFERING

MEDFORD, OR – November 20, 2009 – PremierWest Bancorp (Nasdaq:PRWT), parent company of PremierWest Bank, announced that on November 18, 2009, it filed a registration statement with the Securities and Exchange Commission concerning an offering of its common stock. PremierWest plans to conduct a rights offering in which its shareholders, as of a record date to be established, would receive non-transferable subscription rights to purchase newly issued shares of PremierWest common stock. In the event subscriptions for all available shares are not obtained from existing shareholders, PremierWest anticipates entering into agreements with certain institutional and high net worth investors pursuant to which these standby purchasers would purchase any such shares.

All shares in the offering would be sold at the same price. The gross proceeds from the offering are expected to be $36 million. Shareholders who exercise all of their basic subscription rights would also be able to subscribe for a pro rata portion of the shares not subscribed for by other stockholders. D.A. Davidson & Co. is acting as financial adviser to PremierWest. The sale of shares in the offering is conditioned on approval by the shareholders of PremierWest of an increase in the authorized common shares to 150 million.

PremierWest intends to use the proceeds of the common stock offering to improve our regulatory capital position, to invest in PremierWest Bank to improve its regulatory capital position and to retain the remainder of any proceeds at PremierWest for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Copies of a prospectus with respect to this offering may be obtained from PremierWest Bancorp, Attn: Michael D. Fowler, Executive Vice President and Chief Financial Officer, P.O. Box 40, Medford, OR 97501.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements relating to our capital raising activities and our proposed rights offering and offering to standby purchasers and the amount of capital we intend to raise. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.